Exhibit 99.1

THE MIDDLEBY CORPORATION REPORTS
PREPAYMENT OF NOTE OBLIGATION

Elgin, IL, August 17, 2000 — The Middleby Corporation (NASDAQ: MIDD), a global supplier of equipment to the foodservice industry, today reported that it has prepaid in full an unsecured senior note obligation of $12.5 million. In addition, the Company repurchased the associated warrant that gave the noteholder the right to purchase 250,000 shares of common stock of the Company at an exercise price of $3 per share.

Net cash used to retire the remaining note obligation and the warrant totaled $13.9 million and included $12.5 million for principal repayment, $0.1 million for accrued interest, $0.9 million for retirement of the warrant and $0.4 million for the prepayment of the debt. The Company paid this amount out of its cash balances on hand.

Commenting on the Company’s prepayment, David P. Riley, President and Chief Executive Officer, said, “The early payoff of this debt will benefit the Company’s financial performance in the future. We will recognize $0.2 million of after-tax cost associated with the prepayment as an expense in our fiscal third quarter but we will also see lower interest expense going forward. Additionally, the liquidation of the warrant eliminates the dilutive effect of those shares.”

Statements in this press release or otherwise attributable to the Company regarding the Company’s business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company’s products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company’s SEC filings, including those discussed under the heading entitled “Risk Factors” in the Company’s Registration Statement on Form S-2 (No. 333-35397) filed with the Securities and Exchange Commission.

The Middleby Corporation is a leader in the design, manufacture, marketing and service of a broad line of equipment used for cooking and preparation of food in commercial and institutional kitchens and restaurants throughout the world. The Company’s leading equipment brands include Middleby Marshall®, Southbend ®, and Toastmaster ®. Middleby’s international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace and its international fabrication subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.

For further information about Middleby, visit the Company’s World Wide Web site,

http://www.middleby.com.

Contact:	David P. Riley, Chief Executive Officer - 847-429-7851 David B. Baker, Chief Financial Officer - 847-429-7915